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Exhibit 99.3

TVSN Asia Pacific (Holdings) Limited
and subsidiaries

Financial Statements
for the year ended 31 December 2002

[KPMG LOGO]

Independent Auditors' Report

The Board of Directors
TVSN Asia Pacific (Holdings) Limited (incorporated in the British Virgin Islands):

We have audited the accompanying consolidated balance sheet of TVSN Asia Pacific (Holdings) Limited and subsidiaries as of December 31, 2002, and the related statements of income and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America and Hong Kong. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TVSN Asia Pacific (Holdings) Limited and subsidiaries as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in Hong Kong.

/s/ KPMG

Hong Kong, 8 July 2003

TVSN Asia Pacific (Holdings) Limited and subsidiaries
Financial statements for the year ended 31 December 2002

Consolidated income statement
for the year ended 31 December 2002
(Expressed in United States dollars)

	Note	2002	2001	2000
			unaudited	unaudited
Turnover	3	$8,479,803	$5,524,100	$2,835,353
Cost of sales		(4,719,667)	(3,306,449)	(1,991,796)

		$3,760,136	$2,217,651	$843,557
Other revenue		7,637	132,262	447,568
Distribution costs		(6,474,460)	(6,272,935)	(5,227,344)
Administrative expenses		(8,004,928)	(6,571,770)	(6,450,844)
Other operating expenses		(3,506,501)	(1,060,785)	(1,332,259)

Loss from ordinary activities before taxation	4	$(14,218,116)	$(11,555,577)	$(11,719,322)
Taxation	5	—	—	$(8,909)

Loss from ordinary activities after taxation		$(14,218,116)	$(11,555,577)	$(11,728,231)
Accumulated losses brought forward		(29,153,002)	(17,597,425)	(5,869,194)

Accumulated losses carried forward		$(43,371,118)	$(29,153,002)	$(17,597,425)

No separate statement of changes in equity has been prepared as the net loss for the year would be the only component of this statement.

The notes on pages 5 to 23 form part of these financial statements.

TVSN Asia Pacific (Holdings) Limited and subsidiaries
Financial statements for the year ended 31 December 2002

Consolidated balance sheet at 31 December 2002
(Expressed in United States dollars)

	Note	2002	2001
			unaudited
Non-current assets
Fixed assets	8	$3,105,522	$2,480,041
Intangible assets	9	30,628	39,260
Goodwill	10	950,262	1,001,628

		$4,086,412	$3,520,929

Current assets
Inventories	12	$2,593,473	$1,498,601
Trade and other receivables	13	2,930,189	2,239,155
Cash and cash equivalents		1,828,866	2,772,132

		$7,352,528	$6,509,888

Current liabilities
Trade and other payables	14	$4,643,238	$2,548,150

Net current assets		$2,709,290	$3,961,738

Total assets less current liabilities		$6,795,702	$7,482,667
Non-current liabilities
Shareholders' loans	15	$(20,104,385)	$(6,573,234)

NET (LIABILITIES)/ASSETS		$(13,308,683)	$909,433

CAPITAL AND RESERVES
Share capital	17	$45,000	$45,000
Capital surplus		30,017,435	30,017,435
Profit and loss account—adverse balance		(43,371,118)	(29,153,002)

		$(13,308,683)	$909,433

The notes on pages 5 to 23 form part of these financial statements.

TVSN Asia Pacific (Holdings) Limited and subsidiaries
Accounts for the year ended 31 December 2002

Consolidated cash flow statement
for the year ended 31 December 2002
(Expressed in United States dollars)

	Note	2002	2001	2000
			unaudited	unaudited
Operating activities
Loss from ordinary activities before taxation		$(14,218,116)	$(11,555,577)	$(11,719,322)
Adjustments for:
Depreciation		972,522	630,306	331,953
Amortisation of goodwill		51,366	25,683	—
Amortisation of intangible assets		9,505	9,945	7,172
Loss on disposal of fixed assets		20,511	—	374,365

Operating loss before changes in working capital		$(13,164,212)	$(10,889,643)	$(11,005,832)
(Increase)/decrease in inventories		$(1,094,872)	$(961,477)	$161,118
Increase in trade and other receivables		(691,034)	(1,009,753)	(74,906)
Increase/(decrease) in trade and other payables		2,095,088	575,878	(2,025,854)

Net cash used in operating activities		$(12,855,030)	$(12,284,995)	$(12,945,474)

Investing activities
Payment for purchase of fixed assets		$(1,618,514)	$(1,728,912)	$(1,233,954)
Payment for purchase of intangible assets		(873)	—	(24,960)
Payment for purchase of a subsidiary, net of cash acquired	18	—	(1,026,949)	—

Net cash used in investing activities		$(1,619,387)	$(2,755,861)	$(1,258,914)

Financing activities
Proceeds from new shares issue		$—	$—	$16,650,000
Proceeds from new loans from shareholders		13,531,151	6,573,234	775,252

Net cash from financing activities		$13,531,151	$6,573,234	$17,425,252

Net (decrease)/increase in cash and cash equivalents		$(943,266)	$(8,467,622)	$3,220,864
Cash and cash equivalents at 1 January		$2,772,132	$11,239,754	$8,018,890

Cash and cash equivalents at 31 December		$1,828,866	$2,772,132	$11,239,754

The notes on pages 5 to 23 form part of these financial statements.

TVSN Asia Pacific (Holdings) Limited and subsidiaries
Accounts for the year ended 31 December 2002

Notes on the financial statements
(Expressed in United States dollars)

1
Basis of preparation of the financial statements

(a)
Organisation and nature of operations

  TVSN Asia Pacific (Holdings) Limited (the "Company") and its subsidiaries (collectively the "Group") are engaged in the retailing of products in the People's Republic of China ("PRC"). Sales are made as a result of retail sales programmes shown on television channels in the PRC, through catalogues and the operation of retail outlets.

  The current laws of the PRC restrict the extent of foreign ownership in PRC entities in certain industries including both retailing and advertising. As set out in note 11, TVSN China Limited ("TVSN China"), a wholly owned subsidiary of the Company, holds 65% and 49% equity interests in Home Shopping Shanghai Limited ("HSSL") and Visualstar Limited ("Visualstar") respectively which represent the maximum foreign ownership currently permitted in these companies. The remaining 35% equity in HSSL is owned by a PRC incorporated entity in which neither the Company nor any of its subsidiaries or shareholders has an equity interest. The remaining 51% equity in Visualstar is owned by a subsidiary of this PRC entity.

  During the year ended 31 December 2002, the Group entered into agreements with the other shareholders of HSSL and Visualstar whereby TVSN China has been granted an option to acquire additional equity interests in HSSL and Visualstar at such time as the PRC laws permit, in order that TVSN China may hold the maximum equity interest permissible for foreign investors in these companies under the applicable PRC laws. Similar to any share purchase transaction that involves a PRC state-owned enterprise, the exercise of such option is subject to the approval of the relevant PRC authorities. The agreements provide that the purchase price payable by TVSN China on exercise of such option shall be in proportion to the net assets of HSSL and Visualstar acquired at the time of exercising the option, but shall in no case be less than the registered capital subscribed by the other shareholders in HSSL and Visualstar respectively.

  At 31 December 2002 TVSN China has made interest free loans totaling $3,779,188 (2001: $2,029,188) and $153,000 (2001: $153,000) to a subsidiary of the other shareholder in HSSL to finance this shareholder and its subsidiary's investments in the registered capital of HSSL and Visualstar respectively. The loan agreements provide that settlement of these loans can only be made by set off against the amounts payable by TVSN China upon exercise of its above options to increase its equity interest in HSSL and Visualstar (at such time as the PRC laws permit and subject to the approval of the relevant PRC authorities) and that the loans are not repayable in any other manner.

  Visualstar provides HSSL with advertising related services and its sole source of income to date has been from service fees charged to HSSL. Given this and the terms of the loan and option agreements above, the directors consider that the Group has effective control over Visualstar.

  TVSN Asia Pacific (Holdings) Limited and subsidiaries
  Accounts for the year ended 31 December 2002

  The directors are of the opinion that, following the PRC's accession to the World Trade Organisation, the PRC laws will be amended to enable TVSN China to exercise its options to increase its equity interests in HSSL and Visualstar. The directors' intention is that, as soon as the PRC laws permit, TVSN China will exercise its option to increase its equity interests in HSSL and Visualstar to the maximum extent permissible under PRC law.

  Both HSSL and Visualstar have incurred accumulated losses as at 31 December 2002. In view of the terms of the above loan and other agreements, the directors consider that the Group will be required to fund the entire losses of HSSL and Visualstar. Accordingly, the directors consider it appropriate to account for the above loans as part of TVSN China's cost of investment in HSSL and Visualstar and to consolidate the results and financial position of HSSL and Visualstar within the accounts of the Group as if these entities were wholly owned by the Group.

(b)
Going concern

  As of 31 December 2002, the Group's total liabilities exceed its total assets by $13,308,683. Search Capital Partners Limited, the majority shareholder, has confirmed that it will provide such financial support to TVSN Asia Pacific (Holdings) Limited ("the Company") and its subsidiaries as is required to enable them to meet their debts as they fall due. On the strength of this assurance, the financial statements have been prepared on a going concern basis.

  TVSN Asia Pacific (Holdings) Limited and subsidiaries
  Accounts for the year ended 31 December 2002

2
Significant accounting policies

(a)
Statement of compliance

  These financial statements have been prepared in accordance with all applicable Statements of Standard Accounting Practice and Interpretations issued by the Hong Kong Society of Accountants and accounting principles generally accepted in Hong Kong. The measurement basis used in the preparation of the financial statements is historical cost. A summary of the significant accounting policies is set out below.

  The financial statements were authorized by the board of directors on 8 July 2003.

(b)
Revenue recognition

  Provided it is probable that the economic benefits will flow to the Group and the revenue and costs, if applicable, can be measured reliably, revenue is recognised in the income statement as follows:

(i)
Sale of goods

  Revenue is recognised when goods are dispatched. Revenue excludes value added or other sales taxes and is after deduction of any trade discounts.

  The Group has entered into agreements with the minority shareholder in HSSL, whereby this entity ("the Distributor"), undertook, on instruction by the Group, to make sales and purchases of certain products advertised by the Group. The agreements provide that the proceeds from such sales, less purchase and other costs incurred by the Distributor, are payable by the Distributor to the Group and that the Distributor has no rights or entitlement to such monies, other than a fixed service fee, details of which are set out in note 20. As the Group bears the risks and rewards associated with these transactions, the directors consider it appropriate and in accordance with the substance of the arrangements to account for such transactions as if they had been entered into by the Group.

(ii)
Interest income

  Interest income from bank deposits is accrued on a time-apportioned basis by reference to the principal outstanding and at the rate applicable.

  TVSN Asia Pacific (Holdings) Limited and subsidiaries
  Accounts for the year ended 31 December 2002

(c)
Subsidiaries and controlled enterprises

  A subsidiary is a company in which the Group, directly or indirectly, holds more than half of the issued share capital, or controls more than half of the voting power, or controls the composition of the board of directors. An entity is also considered to be a subsidiary when the substance of the relationship between the Company and the entity is such that the entity is controlled by the Company. Subsidiaries are considered to be controlled if the Company has the power, directly or indirectly, to govern the financial and operating policies, so as to obtain benefits from their activities.

  An investment in a controlled subsidiary is consolidated into the consolidated financial statements, unless it is acquired and held exclusively with a view to subsequent disposal in the near future or operates under severe long-term restrictions which significantly impair its ability to transfer funds to the Group, in which case, it is stated in the consolidated balance sheet at fair value with changes in fair value recognised in the consolidated income statement as they arise.

  Intra-Group balances and transactions, and any unrealised profits arising from intra-Group transactions, are eliminated in full in preparing the consolidated financial statements. Unrealised losses resulting from intra-Group transactions are eliminated in the same way as unrealised gains, but only to the extent that there is no evidence of impairment.

(d)
Goodwill

  Goodwill arising on consolidation represents the excess of the cost of the acquisition over the Group's share of the fair value of the identifiable assets and liabilities acquired. In respect of controlled subsidiaries, positive goodwill is amortised to the consolidated income statement on a straight-line basis over its estimated useful life of 20 years. Goodwill is stated in the consolidated balance sheet at cost less any accumulated amortisation and any impairment losses (see note 2(i)).

(e)
Fixed assets

(i)
Fixed assets are stated in the balance sheet at cost less accumulated depreciation (see note 2(h)) and impairment losses (see note 2(i)).

(ii)
Subsequent expenditure relating to a fixed asset that has already been recognised is added to the carrying amount of the asset when it is probable that future economic benefits, in excess of the originally assessed standard of performance of the existing asset, will flow to the enterprise. All other subsequent expenditure is recognised as an expense in the period in which it is incurred.

    TVSN Asia Pacific (Holdings) Limited and subsidiaries
    Accounts for the year ended 31 December 2002

  (iii)
  Gains or losses arising from the retirement or disposal of a fixed asset are determined as the difference between the estimated net disposal proceeds and the carrying amount of the asset and are recognised in the income statement on the date of retirement or disposal.

(f)
Intangible assets (other than goodwill)

(i)
Intangible assets that are acquired by the Group primarily represent acquired trade marks and are stated in the balance sheet at cost less accumulated amortisation (see note 2(h)) and impairment losses (see note 2(i)).

(ii)
Subsequent expenditure on an intangible asset after its purchase or its completion is recognised as an expense when it is incurred unless it is probable that this expenditure will enable the asset to generate future economic benefits in excess of its originally assessed standard of performance and this expenditure can be measured and attributed to the asset reliably. If these conditions are met, the subsequent expenditure is added to the cost of the intangible asset.

(g)
Leased assets

  Leases of assets under which the lessor has not transferred all the risks and benefits of ownership are classified as operating leases.

  Where the Group has the use of assets under operating leases, payments made under the leases are charged to the income statement in equal instalments over the accounting periods covered by the lease term, except where an alternative basis is more representative of the pattern of benefits to be derived from the leased asset. Lease incentives received are recognised in the income statement as an integral part of the aggregate net lease payments made.

(h)
Amortisation and depreciation

(i)
Depreciation is calculated to write off the cost of fixed assets on a straight-line basis over their estimated useful lives as follows:

Leasehold improvements	over the unexpired period of the lease
Computer and office equipment	3 to 5 years
Film production equipment	4 years
Furniture and fixtures	5 years
  (ii)
  Amortisation of intangible assets is charged to the income statement on a straight-line basis over the respective assets' estimated useful lives.

    TVSN Asia Pacific (Holdings) Limited and subsidiaries
    Accounts for the year ended 31 December 2002

(i)
Impairment of assets

  Internal and external sources of information are reviewed at each balance sheet date to identify indications that the following assets may be impaired or an impairment loss previously recognised no longer exists or may have decreased:

  —fixed assets;

  —intangible assets; and

  —goodwill.

  If any such indication exists, the asset's recoverable amount is estimated. For intangible assets that are not yet available for use, or are amortised over the estimated useful lives from the date when the asset is available for use or goodwill that is amortised over 20 years from initial recognition, the recoverable amount is estimated at each balance sheet date. An impairment loss is recognised whenever the carrying amount of an asset exceeds its recoverable amount.

  (i)
  Calculation of recoverable amount

    The recoverable amount of an asset is the greater of its net selling price and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Where an asset does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the smallest group of assets that generates cash inflows independently (i.e. a cash-generating unit).

  (ii)
  Reversals of impairment losses

    In respect of assets other than goodwill, an impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss in respect of goodwill is reversed only if the loss was caused by a specific external event of an exceptional nature that is not expected to recur, and the increase in recoverable amount relates clearly to the reversal of the effect of that specific event.

    A reversal of impairment losses is limited to the asset's carrying amount that would have been determined had no impairment loss been recognised in prior years. Reversals of impairment losses are credited to the income statement in the year in which the reversals are recognised.

    TVSN Asia Pacific (Holdings) Limited and subsidiaries
    Accounts for the year ended 31 December 2002

(j)
Inventories

  Inventories are carried at the lower of cost and net realisable value.

  Cost is calculated using the weighted average cost formula and comprises all costs of purchase and other costs incurred in bringing the inventories to their present location and condition.

  Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale.

  Merchandise purchased by and in the legal name of the Distributor under the arrangements disclosed in note 2(b) is included in the Group's inventory as if it had been purchased by the Group. As disclosed in note 2(b), the Group bears the risks and rewards associated with ownership of such merchandise.

  When inventories are sold, the carrying amount of those inventories is recognised as an expense in the period in which the related revenue is recognised. The amount of any write-down of inventories to net realisable value and all losses of inventories are recognised as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories, arising from an increase in net realisable value, is recognised as a reduction in the amount of inventories recognised as an expense in the period in which the reversal occurs.

(k)
Cash equivalents

  Cash and cash equivalents comprise cash at bank and on hand, and short-term, highly liquid investments which are readily convertible into known amounts of cash without notice and which are subject to an insignificant risk of change in value, having been within three months of maturity at acquisition.

(l)
Employee benefits

(i)
Salaries, annual bonuses, paid annual leave, leave passage and the cost to the Group of non-monetary benefits are accrued in the year in which the associated services are rendered by employees of the Group. Where payment or settlement is deferred and the effect would be material, these amounts are stated at their present values.

(ii)
Contributions to retirement benefit plans and other retirement benefits paid are charged to the income statement in the period in which they are incurred.

(iii)
When the Company's immediate subsidiary, TVSN China (Holdings) Limited grants employees options to acquire shares of TVSN China (Holdings) Limited at nil consideration, no employee benefit cost or obligation is recognised at the date of grant.

    TVSN Asia Pacific (Holdings) Limited and subsidiaries
    Accounts for the year ended 31 December 2002

(m)
Deferred taxation

  Deferred taxation is provided using the liability method in respect of the taxation effect arising from all material timing differences between the accounting and tax treatment of income and expenditure, which are expected with reasonable probability to crystallise in the foreseeable future.

  Future deferred tax benefits are not recognised unless their realisation is assured beyond reasonable doubt.

(n)
Provisions and contingent liabilities

  Provisions are recognised for liabilities of uncertain timing or amount when the Group has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made. Where the time value of money is material, provisions are stated at the present value of the expenditures expected to settle the obligation.

  Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

(o)
Translation of foreign currencies

  Individual companies within the Group maintain their books and records in their functional currency.

  In the financial statements of individual companies, transactions in other currencies during the year are translated into the respective functional currencies at the exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into the respective functional currencies at the exchange rates ruling at the balance sheet date. Exchange gains and losses are dealt with in the individual companies' income statement.

  The Group's functional currency is the Renminbi. For the purpose of consolidation, all balance sheet items of subsidiaries with functional currencies other than Renminbi are translated into Renminbi at the rates of exchange ruling at the balance sheet date. The results of subsidiaries with functional currency other than Renminbi are translated into Renminbi at the average exchange rates for the year. The resulting exchange differences are inconsequential for each of the three years ended 31 December 2002.

  The consolidated financial statements are expressed in United States Dollars ("USD") and have been translated into USD at the noon buying rate in New York City on December 31, 2002 for cable transfers in RMB as certified by the Federal Reserve Bank of New York of US$1.00=RMB8.28

  TVSN Asia Pacific (Holdings) Limited and subsidiaries
  Accounts for the year ended 31 December 2002

(p)
Related parties

  For the purposes of these financial statements, parties are considered to be related to the Group if the Group has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Group and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

3
Turnover

  The principal activity of the Group is retailing. Turnover represents the sales value of goods supplied to customers less discounts and returns.

4
Loss from ordinary activities before taxation

  Loss from ordinary activities before taxation is arrived at after charging:

	2002	2001	2000
		unaudited	unaudited
Cost of inventories	$4,505,781	$2,985,772	$1,940,175
Fulfillment costs	1,871,647	1,730,684	1,382,488
Signal distribution costs	4,602,813	4,542,251	3,844,856
Marketing costs	1,582,142	115,322	—
Production costs	981,128	760,095	764,816
Staff costs	4,929,126	4,294,871	3,774,482
Bad debt provision	78,342	—	—
Office rental—operating lease	573,315	236,574	243,502
Professional fees	333,393	241,279	721,045
Depreciation	972,522	630,306	331,953
Amortisation of goodwill	51,366	25,683	—
Amortisation of intangible assets	9,505	9,945	7,172
Auditors' remuneration	34,000	35,485	31,984
Loss on disposal of fixed assets	20,511	—	374,365
Interest expenses	846,308	113,064	—

TVSN Asia Pacific (Holdings) Limited and subsidiaries
Accounts for the year ended 31 December 2002

5
Taxation

(a)
Taxation in the profit and loss account represents provision for taxation calculated at the appropriate rates of taxation ruling in the relevant countries. No provision for taxation has been made in the years ended 31 December 2002 and 31 December 2001 as the Group did not earn profits assessable to profits tax.

(b)
No provision for deferred tax benefits has been made as their realisation is not assured beyond reasonable doubt.

6
Directors' remuneration

  Directors' remuneration is as follows:

	2002	2001	2000
		unaudited	unaudited
Fees	Nil	Nil	Nil
Salaries and other emoluments	$700,000	$500,000	$225,000

  In addition to the above emoluments, a director of the Company had the following interests in options to subscribe for shares in the Company's immediate subsidiary, TVSN China (Holdings) Limited. Such options were granted at nil consideration under the share option scheme of TVSN China (Holdings) Limited. The details of these options are disclosed under the paragraph "Share option Scheme" in note 16.

	No. of options outstanding at the year end	Date granted	Period during which options exercisable	No. of shares acquired on exercise of options during the year	Price per share to be paid on exercise of options	Market value per share at date of grant of options	Market value per share on exercise options
Steve Franklin	108,000	3 June 2000	Set out in note 16 of the financial statements	Nil	US$17.62	US$17.62	N/A
7
Change in accounting policies

  Translation of financial statements of foreign enterprises

  In prior years, the results of foreign enterprises were translated into Renminbi at the rates of exchange ruling at the balance sheet date. With effect from 1 January 2002, in order to comply with Statement of Standard Accounting Practice 11 (revised) issued by the Hong Kong Society of Accountants, the Company translates the results of foreign enterprises at the average exchange rate for the year. The effect of this change in accounting policy is not material and, therefore, the opening balances have not been restated.

  TVSN Asia Pacific (Holdings) Limited and subsidiaries
  Accounts for the year ended 31 December 2002

8
Fixed assets

	Leasehold Improvements	Computer and office equipment	Film production equipment	Furniture and fixtures	Total
Cost:
At 1 January 2002	$250,808	$1,304,784	$1,799,604	$34,816	$3,390,012
Additions	1,015,956	472,750	120,457	9,351	1,618,514
Disposals	(18,247)	(20,085)	—	(3,113)	(41,445)

At 31 December 2002	$1,248,517	$1,757,449	$1,920,061	$41,054	$4,967,081

Accumulated depreciation:
At 1 January 2002	$120,092	$472,616	$303,303	$13,960	$909,971
Charge for the year	134,384	439,878	393,078	5,182	972,522
Written back on disposal	(13,685)	(6,056)	—	(1,193)	(20,934)

At 31 December 2002	$240,791	$906,438	$696,381	$17,949	$1,861,559

Net book value:
At 31 December 2002	$1,007,726	$851,011	$1,223,680	$23,105	$3,105,522

At 31 December 2001	$130,716	$832,168	$1,496,301	$20,856	$2,480,041

9
Intangible assets

Cost:
At 1 January 2002	$56,377
Additions	873

At 31 December 2002	$57,250

Accumulated amortisation:
At 1 January 2002	$17,117
Charge for the year	9,505

At 31 December 2002	$26,622

Net book value:
At 31 December 2002	$30,628

At 31 December 2001	$39,260

  The amortisation charge for the year is included in "other operating expenses" in the consolidated income statement.

  TVSN Asia Pacific (Holdings) Limited and subsidiaries
  Accounts for the year ended 31 December 2002

10
Goodwill

Cost:
At 1 January and 31 December 2002	$1,027,311

Accumulated amortisation:
At 1 January 2002	$25,683
Amortisation for the year	51,366

At 31 December 2002	$77,049

Carrying amount:
At 31 December 2002	$950,262

At 31 December 2001	$1,001,628

11
Subsidiaries

  The following list contains the particulars of subsidiaries which principally affected the results, assets or liabilities of the Group. All of these entities have been consolidated into the Group financial statements (see note 1(a)).

	Proportion of ownership interest (%)
Name of company	Place of incorporation and operation	Particulars of paid up capital	Group's effective interest	held by the Company	held by subsidiary	Principal activity
TVSN China (Holdings) Limited	British Virgin Islands	$35,546	100	100	—	Dormant
TVSN China Limited	Hong Kong	$64,103	100	—	100	Retailing
Home Shopping Shanghai Ltd.	People's Republic of China	$11,800,000	65#	—	65	Retailing
EC 2 Limited	People's Republic of China	$350,000	100	—	100	Dormant
TVSN International Trading (Shanghai) Co., Ltd.	People's Republic of China	$200,000	100	—	100	Dormant
Visualstar Limited	People's Republic of China	$300,000	49#	—	49	Media products design, production and distribution

  # for the reasons disclosed in note 1(a) these entities have been consolidated into the Group's financial statements as if they were wholly owned by the Group.

  TVSN Asia Pacific (Holdings) Limited and subsidiaries
  Accounts for the year ended 31 December 2002

12
Inventories

  Inventories represent merchandised goods and are expected to be realised within one year.

13
Trade and other receivables

	2002	2001
		unaudited
Amounts due from shareholders	$14,837	$5,986
Debtors, deposits and prepayments	2,915,352	2,233,169

	$2,930,189	$2,239,155

  All of the trade and other receivables are expected to be recovered within one year.

14
Trade and other payables

	2002	2001
		unaudited
Amounts due to shareholders	$963,021	$113,060
Creditors	1,737,947	473,228
Other payables	521,869	501,237
Accrued charges	1,420,401	1,460,625

	$4,643,238	$2,548,150

  All of the trade and other payables are expected to be settled within one year.

  TVSN Asia Pacific (Holdings) Limited and subsidiaries
  Accounts for the year ended 31 December 2002

15
Shareholders' loans

  Shareholders' loans are unsecured long term loans and are repayable on 31 December 2005. Shareholders' loans comprise the following:

  Non-interest bearing loans

	2002	2001
		unaudited
Search Capital Partners Limited	$1,869,181	$1,554,600
HSN Capital LLC	757,483	630,000
TVSN Investors (PAPE I) Limited	980,400	815,399

	$3,607,064	$2,999,999

  Interest bearing loans

  Interest bearing loans bear interest at rates ranging from 6.84% to 13.65% per annum.

	2002	2001
		unaudited
Search Capital Partners Limited	$13,539,114	$2,846,470
HSN Capital LLC	2,958,207	726,765

	$16,497,321	$3,573,235

Total shareholders' loans	$20,104,385	$6,573,234

TVSN Asia Pacific (Holdings) Limited and subsidiaries
Accounts for the year ended 31 December 2002

16
Equity compensation benefits

  The Company has a share option scheme which was adopted on 1 June 2000 whereby the directors of the Company are authorized, at their discretion, to invite employees of the Group, including directors of any company in the Group, to take up options to subscribe for shares of the Company's immediate subsidiary, TVSN China (Holdings) Limited. The exercise price of options is fixed at US$8.81 per share for certain employees specified upon the adoption of the plan ("designated employees"). The exercise price of options for all other employees ("non-designated employees") is fixed at US$17.62 per share. The options vest in equal instalments over 5 and 4 years commencing one year after the date on which the option is granted for designated employees and non-designated employees respectively. The options are only exercisable upon the occurrence of certain conversion events specified in the terms of the plan. All options expire no later than the earlier of 1 July 2008 or 90 days after the date on which the options become exercisable.

  Up to 31 December 2002, none of the conversion events have taken place.

  (a)
  Movements in share options

	2002	2001
	Number	unaudited Number
At 1 January	300,486	285,636
Issued	142,650	14,850

At 31 December	443,136	300,486

Options vested at 31 December	306,268	171,336

  (b)
  Terms of unexpired and unexercised share options at balance sheet date

	2002	2001
Exercise price	Number	unaudited Number
$8.81	58,050	58,050
$17.62	385,086	242,436

	443,136	300,486

  (c)
  Details of share options granted during the year, all of which were granted for nil consideration

	2002	2001
Exercise price	Number	unaudited Number
$17.62	142,650	14,850

TVSN Asia Pacific (Holdings) Limited and subsidiaries
Accounts for the year ended 31 December 2002

17
Share capital

2002 & 2001
Authorized:
Ordinary shares of US$0.01 each	$80,000

Issued and fully paid:
Ordinary shares of US$0.01 each	$45,000

18
Acquisition of a subsidiary

  On 11 June 2001, the Group acquired an effective 100% interest in Home Shopping Shanghai Ltd. for $1,026,980, satisfied in cash.

Net assets acquired:
Cash at bank and in hand	$31
Creditors and accrued charges	(362)

$(331)
Positive goodwill arising on consolidation	1,027,311

1,026,980

Total purchase price paid, satisfied in cash	$1,026,980
Less: Cash of the subsidiary acquired	(31)

Net cash used in respect of the purchase of a subsidiary	$1,026,949

19
Commitments and contingencies

(a)
At 31 December 2002, the Group had commitments under television advertising and service contracts to make payments in the following years as follows:

	2002	2001
		unaudited
Within 1 year	$2,070,960	$4,265,013
After 1 year but within 5 years	1,455,877	3,298,877
After 5 years	—	—

	$3,526,837	$7,563,890

TVSN Asia Pacific (Holdings) Limited and subsidiaries
Accounts for the year ended 31 December 2002

  (b)
  At 31 December 2002, the minimum lease payments under non-cancellable operating leases are payable as follows:

	2002	2001
		unaudited
Within 1 year	$548,099	$242,006
After 1 year but within 5 years	136,556	96,291

	$684,655	$338,297

20
Material related party transactions

  As disclosed in note 2(b), the PRC investor of HSSL provides services to the Group. Service fee charges payable to this entity during the year ended 31 December 2002 amounted to $471,014 (2001:$471,014, 2000: $nil).

  Loans made to a related party of the other shareholders in HSSL and Visualstar are disclosed in note 1(a) on the accounts.

  On 26 July 2001 the Company and its subsidiary, TVSN China (Holdings) Limited, entered into an agreement with the other shareholders in HSSL and Visualstar and one of their related parties which provides that, subject to the fulfillment of certain conditions precedent, or waiver thereof by the Company, TVSN China (Holdings) Limited has agreed to grant these parties warrants enabling them to subscribe for shares in TVSN China (Holdings) Limited at an exercise price of US$17.62 per share (subject to adjustment in the event of any consolidation, sub-division or reduction of the share capital of TVSN China (Holdings) Limited or the Company). The number of shares in TVSN China (Holdings) Limited which are eligible for purchase under the warrant agreement varies depending on the date upon which the conditions precedent are fulfilled. At 31 December 2002, warrants to purchase 360,000 shares of TVSN China (Holdings) Limited, representing 8% of its issued share capital, were granted.

21
Ultimate holding company

  The directors consider the ultimate holding company at 31 December 2002 to be Search Capital Partners Limited, which is incorporated in the British Virgin Islands.

  TVSN Asia Pacific (Holdings) Limited and subsidiaries
  Accounts for the year ended 31 December 2002

22
Summary of significant differences between generally accepted accounting principles ("GAAP") in Hong Kong and U.S. GAAP

  The following is a general summary of significant differences between Hong Kong GAAP and U.S. GAAP as applicable to the Group:

  The financial position and the results of operations of the Group have been prepared in accordance with Hong Kong GAAP, which differs in certain significant respects from U.S. GAAP. Certain significant differences between Hong Kong GAAP and U.S. GAAP that would have had an impact on the Group's financial position and results are summarised below. The Group has not quantified the effects of the differences between Hong Kong GAAP and U.S. GAAP, and therefore there can be no assurance that the financial position and results of operations reported in accordance with Hong Kong GAAP would not be adversely impacted if determined in accordance with U.S. GAAP. Such summary should not be construed to be exhaustive. Additionally, no attempt has been made to identify disclosure, presentation or classification differences that would affect the manner in which transactions and events are presented in the Group's financial position and results or notes thereto. No attempt has been made to identify all future differences between Hong Kong GAAP and US GAAP that may affect the Group's financial statements as a result of transactions or events that may occur in the future.

  Accounting for goodwill

  Under Hong Kong GAAP, goodwill arising from transactions completed from January 1, 2001 onwards is capitalised and amortised on a straight-line basis over its estimated useful life. The amortisation charge for each period is recognised as an expense. Goodwill is required to be tested whenever there are indications that impairment may exist. An impairment loss is recognised in the income statement whenever the carrying amount of goodwill exceeds its recoverable amount estimated at each balance sheet date.

  For U.S. GAAP purposes, prior to January 1, 2002, goodwill arising on acquisitions was accounted for as an asset and amortised over the estimated period of benefit. Effective January 1, 2002, SFAS No. 142, "Goodwill and Other Intangible Assets" requires that goodwill with an indefinite useful life no longer be amortised but instead be tested for impairment upon first adoption and annually thereafter, or more frequently if events or changes in circumstances indicate that it might be impaired, using the prescribed two-step process. The first step screens for potential impairment of goodwill if the fair value of the reporting unit is less than its carrying value, while the second step measures the amount of goodwill impairment, if any, by comparing the implied fair value of goodwill to its carrying value.

  TVSN Asia Pacific (Holdings) Limited and subsidiaries
  Accounts for the year ended 31 December 2002

  Stock option plan and warrants

  The Group has adopted a stock option plan for employees and has also issued warrants to related parties giving the right to subscribe for shares in a subsidiary company. The Group follows the current practice in Hong Kong that no accounting entries are made when granting share options or warrants.

  Under U.S. GAAP, stock compensation expense is recorded in an entity's financial statements when options on the stock are granted to its employees. Under Accounting Principles Board No. 25, the amount of stock compensation expense is determined based upon the excess, if any, of the quoted market price of the stock over the exercise price of the options at the date of the grant and is amortized over the vesting period of the options concerned.

  Under US GAAP the warrants would be accounted for as part of the Group's interest in HSSL and Visualstar.

  Deferred taxation

  Under Hong Kong GAAP the Group provides deferred taxes for timing differences only to the extent that it is probable that a liability or asset will crystallise in the foreseeable future.

  US GAAP requires full provision for deferred taxes under the asset and liability method for all temporary differences. Valuation allowances are recorded for deferred tax assets for which it is more likely than not that such assets will not be realised.

QuickLinks

  Exhibit 99.3
Consolidated income statement for the year ended 31 December 2002
Consolidated balance sheet at 31 December 2002
Consolidated cash flow statement for the year ended 31 December 2002
Notes on the financial statements